Exhibit 4.2

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is made as of this 31st day of May, 2012, by DR. TATTOFF, INC., a corporation organized and existing under the laws of the State of Florida (the “Pledgor”), in favor of U.S. BANK NATIONAL ASSOCIATION, a national baking association, in its capacity as collateral agent (in such capacity, the “Collateral Agent”), for the benefit of itself and the holders (each individually, a “Holder,” and collectively, the “Holders”) of those certain secured convertible promissory notes of the Pledgor (as the same may be amended, supplemented, extended, renewed, restated or replaced from time to time, the “Q2 2012 Notes”) now or hereafter issued pursuant to the Pledgor’s offering described in that certain Confidential Private Placement Memorandum dated April 27, 2012.

RECITALS

WHEREAS, the Pledgor owns all of the issued and outstanding units of membership interest (the “Units”) of DRTHC I, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Collateral Agent has agreed to serve as collateral agent with respect to the Q2 2012 Notes pursuant to that certain Collateral Agency Agreement dated as of the date hereof (as the same may be amended, supplemented, restated or replaced from time to time, the “Collateral Agency Agreement”) by and among the Company, the Collateral Agent and the Holders; and

WHEREAS, the Pledgor desires to pledge to the Collateral Agent, and grant to the Collateral Agent a security interest in, the Units for the benefit of the Collateral Agent and the Holders, as security for its obligations under the Q2 2012 Notes and this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, to induce the Holders to purchase the Q2 2012 Notes, and to induce the Collateral Agent to enter into the Collateral Agency Agreement and this Agreement, the Pledgor hereby covenants to the Collateral Agent and the Holders as follows:

1.             Pledge.  The Pledgor hereby pledges to the Collateral Agent, for the benefit of the Collateral Agent and the Holders of the Q2 2012 Notes, and grants to the Collateral Agent, for the benefit of the Collateral Agent and the Holders of the Q2 2012 Notes, a security interest in, all of the Pledgor’s now owned or hereinafter acquired right, title and interest in and to the following (the “Pledged Collateral”):

(a)            the Units;

(b)           the proceeds, if and when received, of the Units and other instruments and documents representing the Units, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Units; and

(c)           all other property hereafter delivered to the Collateral Agent in substitution for or in addition to any of the foregoing, all certificates, certificates of deposit, notes, instruments and documents representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

2.             Security for Obligations.  This Agreement secures the payment and performance of all of the obligations of the Company under the Q2 2012 Notes and this Agreement (the “Obligations”).  All capitalized terms used, but not defined, in this Agreement shall have the meaning ascribed to such terms in the Q2 2012 Notes.

3.             Delivery of Pledged Collateral.  All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or  assignment in blank, all in form and substance satisfactory to the Collateral Agent.  The Collateral Agent shall have the right, at any time after the occurrence of an Event of Default, in its discretion, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Collateral.

4.             Representations and Warranties.  The Pledgor represents and warrants as follows:

(a)           The Units are not certificated.

(b)           The Pledgor is and will be at all times the legal and beneficial owner of the Units and the Pledged Collateral free and clear of any lien, security interest, option or other charge or encumbrance, except for security interests created in favor of the Collateral Agent.

(c)           The pledge pursuant to this Agreement of any Pledged Collateral creates or will create a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations.

(d)           No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Collateral Agent of the rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the foreclosure of security interests generally).

5.             Further Assurances.  The Pledgor agrees not to permit the Units to be certificated or the Company to amend its limited liability company operating agreement to “opt in” to Article 8 of the Uniform Commercial Code and treat the Units as “securities” for purposes of the Uniform Commercial Code, except upon at least thirty (30) days’ prior written notice to the Collateral Agent.  The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, that it will promptly execute and deliver all further instruments, certificates and documents and take all further action that may be reasonably necessary or desirable or that the Collateral Agent may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder and under the Q2 2012 Notes.  Without limiting the generality of the foregoing, the Pledgor authorizes the Collateral Agent to prepare and file from time to time any and all financing statements, amendments thereto and continuations thereof, which the Collateral Agent deems necessary or appropriate under the Uniform Commercial Code in effect in the applicable jurisdiction, for purposes of perfecting and maintaining the perfection of the security interest granted under this Agreement.

6.             Pledgor’s Rights; Dividends; Etc.

(a)          So long as no Event of Default shall have occurred and be continuing and the Collateral Agent shall not have given written notice to the Company that it was exercising its rights under this Section 6(a) (each such notice, a “Section 6(a) Rights Notice”) in accordance with the provisions of Section 10 hereof:

(i)            The Pledgor shall be entitled to exercise any rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement including the right to vote the Units for any purpose allowed under the Company’s governing documents or applicable law.

(ii)           The Pledgor shall be entitled to receive and retain any and all interest, dividends and distributions in respect of the Pledged Collateral; provided, however, that any and all:

 (A)           proceeds, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

 (B)           proceeds and distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

 (C)           cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for the Units or any Pledged Collateral,

shall be, and shall be forthwith delivered to the Collateral Agent by the Pledgor to hold as, Pledged Collateral and shall, if and when received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)          Upon the Company’s receipt of a Section 6(a) Rights Notice given after the occurrence and during the continuance of an Event of Default:

(iii)          All rights of such Pledgor to receive the interest, dividends and distributions on the Pledged Collateral which Pledgor would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, interest, distributions and payments.

(iv)          All interest, dividends, distributions and payments which are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

7.             Transfers and Other Liens.  The Pledgor agrees that it will not (a) create, grant or permit to exist any consensual lien, security interest, or other charge or encumbrance upon or with respect to the Pledged Collateral, except for the pledge and security interest under this Agreement, or (b) sell, convey or transfer any of the Pledged Collateral, in each case without the prior written consent of the Directing Holders.

8.             Collateral Agent Appointed Attorney-in-Fact.  The Pledgor hereby irrevocably appoints the Collateral Agent the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time as may be directed in writing by the Directing Holders, to take any action and to execute any instrument necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to demand, receive, endorse, hold and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; provided, however, that the Collateral Agent agrees not to exercise such power of attorney unless an Event of Default then exists.

9.             Collateral Agent May Perform.  If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor in accordance with Section 12.

10.           Remedies.  If any Event of Default shall have occurred and be continuing and the Directing Holders have so directed in writing:

(a)          The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein and as otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time, and the Collateral Agent may also, without notice as specified below, execute upon and apply (for itself or any designee it elects) the Pledged Collateral directly toward the payment of the Obligations, and sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ written notice to the Pledgor of the time and place of any public sale and one publication in a newspaper of general circulation in the county where the Pledgor maintains its chief executive office, or at least ten (10) days’ notice of the time after which any private sale is to be made, shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Any cash held by the Collateral Agent as Pledged Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied to the Obligations in the following order of priority: (i) first, to the costs and expenses of enforcing this Agreement, (ii) second, to any other amounts due and payable by the Company to the Collateral Agent hereunder or under the Collateral Agency Agreement, (iii) third, to any accrued and unpaid interest on the Q2 2012 Notes, (iv) fourth, to the unpaid principal balance of the Q2 2012 Notes, and (v) fifth, to any other amounts due and payable by the Company to the Holders of the Q2 2012 Notes, in their capacity as such; provided that any such payment to theo holders of the Q2 2012 Notes shall be pro rata based on the outstanding principal amounts of such Q2 2012 Notes.  Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus as directed by a final, non-appealable order of any court of competent jurisdiction.

11.           Indemnification.  Neither the Collateral Agent, the Holders, nor any of their directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder, except for its or their own gross negligence or willful misconduct.  The Pledgor hereby agrees to indemnify and hold harmless the Collateral Agent and the Holders and any such agents of the Collateral Agent and the Holders from and against any and all liability incurred by the Collateral Agent or the Holders hereunder, unless such liability shall be due to the gross negligence or willful misconduct on the part of the Collateral Agent or the Holders or such agent thereof.

12.           Expenses.  Except for the amounts set forth in 10(b)(i) and (ii), the Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of the Collateral Agent hereunder, or (c) the failure by the Pledgor to perform or observe any of its obligations hereunder.

13.           Amendments; Etc.  Except as provided to the contrary in the Q2 2012 Notes, no amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, with the written consent of the Requisite Holders, and the Pledgor.

14.           Addresses for Notices.  All notices, requests, demands, waivers or other communications (each, a “Notice”) under this Agreement shall be in writing and sent either (a) by registered or certified U.S. Mail, return receipt requested, (b) by nationally recognized overnight courier, or (c) by personal delivery, in each case with all postage or courier charges prepaid, and shall be sent to the intended recipient at the applicable address specified below (or, in each case, at such other subsequent address for such party as is designated in written Notice given to the other party in the manner provided herein):

If to the Pledgor:	Dr. Tattoff, Inc.
8500 Wilshire Boulevard, Suite 105
Beverly Hills, California  90211
Attention:  Chief Executive Officer

With a copy to:	Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 W. Peachtree Street, NW
Atlanta, Georgia  30309-3488
Attention:  Terrence A. Childers

If to the Collateral
Agent:	U.S. Bank National Association, as Collateral Agent
Two Midtown Plaza, Suite 1050
1349 West Peachtree Street NW
Atlanta, Georgia  30309
Attention:  Corporate Trust Administration

Each Notice given in the manner prescribed above shall be deemed to have been given (i) in the case of a Notice given in the manner provided in clause (a) of this Section 14, on the date of receipt indicated on the return receipt therefor, (ii) in the case of a Notice given in the manner provided in clause (b) of this Section 14, on the next Business Day, and (iii) in the case of a Notice given in the manner provided in clause (c) of this Section 14, on the date of actual receipt.  Any attempt by a party to reject delivery of a Notice given in the manner provided herein shall be deemed to constitute receipt.

15.           Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the earlier of (i) payment in full of the Obligations and (ii) the conversion of all of the Q2 2012 Notes into common stock of the Pledgor, (b) be binding upon the Pledgor, the Pledgor’s successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the Holders and their successors, transferees and assigns.  Notwithstanding anything herein to the contrary, the Collateral Agent may assign its rights and obligations under this Agreement to a successor Collateral Agent appointed in accordance with the terms of the Collateral Agency Agreement.

16.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICT OR CHOICE OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE N.Y. GENERAL OBLIGATIONS LAW.

17.           Consent to Jurisdiction and Venue.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE.  EACH OF THE PLEDGOR AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE PLEDGOR AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO.

18.           Subordination Provisions.  This Agreement and the rights of the Collateral Agent hereunder are subject to the subordination provisions contained in Section 4.2 of the Q2 2012 Notes.

IN WITNESS WHEREOF, the Pledgor has executed this Agreement as of the date first written above.

DR. TATTOFF, INC.

/s/JOHN KEEFE
John Keefe, Chief Executive Officer